Exhibit 99.1

FOR IMMEDIATE RELEASE

F.N.B. Corporation Finalizes Cleveland Expansion

Former Park View Federal Savings Branches Conduct Business as First National Bank

HERMITAGE, PA and SOLON OH, – October 15, 2013 – F.N.B. Corporation (NYSE: FNB), parent company of First National Bank of Pennsylvania, today announced that on October 12, 2013, it completed its merger with PVF Capital Corp. (PVFC), parent company of Park View Federal Savings Bank. As a result of the merger, First National Bank will operate a total of 29 banking offices in Ohio, including 18 in the greater Cleveland area. Prior to completing the merger, FNB obtained all required legal and regulatory approvals, and PVFC shareholders approved the transaction. Shares of PVF Capital Corp. will no longer be traded on the NASDAQ stock exchange.

Vincent J. Delie, Jr., President and CEO of F.N.B. Corporation, commented, “We look forward to serving our newest clients in the greater Cleveland area. We’re confident they will find value in the expertise of our financial professionals and the depth of our product set.”

In July, FNB announced plans to establish a regional headquarters at the 55 Public Square location in downtown Cleveland. The regional headquarters, which will include a full-service branch on the building’s first floor, is expected to open later this month. The Bank also announced recently that Boyd K. Pethel will serve as Market Executive and President of First National Bank’s Cleveland Region.

Customers in the Cleveland area now have access to the full range of First National Bank’s products and services at any of FNB’s more than 265 banking offices in Ohio, Pennsylvania, West Virginia and Maryland. Each banking office provides full-service financial solutions including retail and commercial banking services, wealth management, leasing, insurance and a complete suite of online and mobile banking options.

About F.N.B. Corporation

F.N.B. Corporation (NYSE: FNB), headquartered in Hermitage, Pennsylvania, is a regional diversified financial services company operating in six states and three major metropolitan areas including Pittsburgh, PA, where it holds the number three retail deposit market share, Baltimore, MD and Cleveland, OH. The Company has total assets of $13.4 billion and more than 265 banking offices throughout Pennsylvania, Ohio, West Virginia and Maryland. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network, which is led by its largest affiliate, First National Bank of Pennsylvania. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, asset based lending, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.’s wealth management services include asset management, private banking and insurance. The Company also operates Regency Finance Company, which has more than 70 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee.

MEDIA CONTACT:   Jennifer Reel 724.983.4856     Cell: 724.699.6389     Reel@fnb-corp.com

FOR IMMEDIATE RELEASE

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB” and is included in Standard & Poor’s SmallCap 600 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation web site at www.fnbcorporation.com.

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Media Contact

Jennifer Reel

724-983-4856

724-699-6389 (cell)

reel@fnb-corp.com

Analyst/Institutional Investor Contact

Cynthia Christopher

724-983-3429

724-815-3926 (cell)

christoc@fnb-corp.com

MEDIA CONTACT:   Jennifer Reel 724.983.4856     Cell: 724.699.6389     Reel@fnb-corp.com